UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 16, 2008

Date of Report (Date of earliest event reported)

SONUS NETWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-30229	04-3387074
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

7 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS 01886

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2008, Dr. Richard N. Nottenburg accepted an offer of employment as President and Chief Executive Officer of the Registrant, succeeding Hassan M. Ahmed.  Dr. Nottenburg is expected to join the Registrant on or before June 14, 2008. Dr. Nottenburg will also join the Registrant’s Board of Directors. Mr. Ahmed will continue to serve as Chairman of the Board of Directors for the Registrant.

Pursuant to an offer letter dated May 13, 2008 (the “Employment Agreement”), Dr. Nottenburg will receive an initial annual base salary of $500,000. He is eligible for an “on target bonus” of at least 80% of his annual base salary subject to the achievement of specific objectives. For fiscal year 2008, Dr. Nottenburg will be guaranteed a bonus of 80% of his base salary pro rated for the days in 2008 he is employed by the Registrant.  The Registrant will reimburse Dr. Nottenburg for relocation costs up to $25,000.

Shortly following his employment commencement date, Dr. Nottenburg will receive an option to purchase 500,000 shares of the Registrant’s common stock at an exercise price equal to the closing price of the Registrant’s common stock on the NASDAQ Global Select Market on the date of grant.  Subject to his continued employment, 25% of the shares subject to the option will vest on the first anniversary of his commencement date and the remaining 75% will vest in equal monthly increments through the fourth anniversary of his commencement date. Dr. Nottenburg also will receive, shortly following his employment commencement date, 500,000 shares of restricted stock that will vest (subject to continued employment) 25% on the first anniversary of his commencement date and the remaining 75% in equal increments semi-annually through the fourth anniversary of his commencement date.

Subject to his continued employment, on January 15, 2009, Dr. Nottenburg will receive an option to purchase 500,000 shares of the Registrant’s common stock at an exercise price equal to the closing price of the Registrant’s common stock on the NASDAQ Global Select Market on the date of grant.  Subject to his continued employment, 25% of the shares subject to the option will vest on the first anniversary of his commencement date and the remaining 75% will vest in equal monthly increments through the fourth anniversary of his commencement date. On January 15, 2009, Dr. Nottenburg also will receive 500,000 shares of restricted stock that will vest (subject to continued employment) 25% on the first anniversary of his commencement date and the remaining 75% in equal increments semi-annually through the fourth anniversary of his commencement date.

Dr. Nottenburg will be entitled to two performance stock grants of 250,000 shares each upon the Registrant’s achieving certain performance metrics between January 1, 2010 and December 31, 2012 as approved by the Compensation Committee of the Board of Directors.

In the event of an Acquisition (as defined in the Employment Agreement), 100% of all unvested options and restricted stock shall accelerate and become vested.  In addition, the options shall remain exercisable for the shorter of five years from the date of Acquisition or the original remaining life of the options.

The Employment Agreement also provides that if Dr. Nottenburg is terminated for any reason other than Cause (as defined in the Employment Agreement), or is terminated due to his death or disability or if Dr. Nottenburg terminates his employment with Good Reason (as defined in the Employment Agreement), he will receive:  (1) a lump sum payment equal to one and one half times his then annual base salary and one and a half times his then target bonus (or two and a half times his target bonus if the termination follows an Acquisition); (2) health benefits continuation at the Registrant’s expense for 18 months following his termination; (3) acceleration of the vesting of options unvested as of the termination which would have vested over the 24 months following termination, provided that if the termination occurs prior to January 15, 2009, then all unvested options at that time will accelerate and fully vest; (4) the right to exercise all vested options for the shorter of 5 years from the termination date or the original remaining life of the options; and (5) accelerated vesting of all unvested restricted shares at the time of termination.

Dr. Nottenburg is an employee-at-will.

The foregoing summary is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Dr. Nottenburg, age 54, has been the Executive Vice President, Chief Strategy & Technology Officer of Motorola, Inc., a communications company, since 2003.  From 1995 to 2003, Dr. Nottenburg was President and Chief Executive Officer of Multilink Technology Corporation, a provider of advanced mixed-signal and VLSI solutions, which merged with Vitesse Semiconductor Corporation in 2003.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Employment Agreement between Sonus Networks, Inc. and Richard J. Nottenburg accepted on May 16, 2008.

	99.1	Press release of Sonus Networks, Inc. dated May 20, 2008 announcing employment of Chief Executive Officer and President.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2008	SONUS NETWORKS, INC.

	By:	/s/ Charles J. Gray
Charles J. Gray
Vice President and General Counsel

Exhibit Index

10.1                        Employment Agreement between Sonus Networks, Inc. and Richard J. Nottenburg accepted on May 16, 2008.

99.1                        Press release of Sonus Networks, Inc. dated May 20, 2008 announcing employment of Chief Executive Officer and President.